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                                                                    Exhibit 99.1

AEROPOSTALE REPORTS MARCH RESULTS


     -    SAME STORE SALES INCREASE 14.2% -

     -    RAISES FIRST QUARTER GUIDANCE TO $0.11 PER DILUTED SHARE -


New York, New York - April 7, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended April 3, 2004 increased 44.6% to $67.4 million, compared to $46.5 million for the five-week period ended April 5, 2004. The company's comparable store sales increased 14.2% for the month, versus a comparable store sales increase of 0.1% in the year ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We were very pleased with our performance during the month. Our March results were a continuation of the trends we experienced in January and February, and are indicative of the strength and acceptance of our merchandise assortment."

The company also increased its guidance for the first quarter today. The company now believes it will report first quarter earnings per fully diluted share of $0.11 versus its previously issued guidance of $0.09 per fully diluted share.

In a separate release today, the company also announced that Thomas Johnson, Senior Vice President, Director of Stores and Marketing, has been promoted to Executive Vice President and Chief Operating Officer. Mr. Johnson will assume most of the responsibilities of John Mills, who will be retiring on July 31, 2004. In addition, Michael Cunningham, Chief Financial Officer, has been promoted to Executive Vice President, and will assume the remainder of the responsibilities associated with Mr. Mills' departure.

To hear the Aeropostale prerecorded March sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

About Aeropostale, Inc.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 469 stores in 42 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's prospectus dated July 28, 2003 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.